EXHIBIT 5

Law Offices
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
12th Floor
734 15th Street, N.W.
Washington, D.C. 20005
Telephone (202) 347-0300

June 1, 2005

Board of Directors
TD Banknorth Inc.
Two Portland Square
P.O. Box 9540
Portland, Maine 04112-9540

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-4 3,012,111 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as special counsel to TD Banknorth Inc., a Delaware corporation (“TD Banknorth”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act), of Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (the “Registration Statement”).

     Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of August 25, 2004, among The Toronto-Dominion Bank (“TD”), a Canadian-chartered bank, Berlin Merger Co., a Delaware corporation and a wholly-owned subsidiary of TD, Banknorth Group, Inc., a Maine corporation (“Banknorth”), and Banknorth Delaware Inc., a Delaware corporation and a wholly-owned subsidiary of Banknorth (the “Agreement”), effective March 1, 2005, Banknorth reincorporated from Maine to Delaware by merging into Banknorth Delaware Inc., and immediately thereafter Berlin Merger Co. merged into Banknorth Delaware Inc. with Banknorth Delaware Inc. continuing as the surviving corporation under the name “TD Banknorth Inc.” Pursuant to Rule 414(d) under the Securities Act, TD Banknorth, as the successor to Banknorth, adopted the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     The Registration Statement relates to the issuance of up to 3,012,111 shares of TD Banknorth’s common stock, $0.01 par value per share (the “Shares”), which may be issued from time to time by TD Banknorth in connection with its acquisitions of the securities and assets of other businesses or by certain persons who have received shares of TD Banknorth common stock in connection with acquisitions by TD Banknorth of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be “underwriters” within the meaning of the Securities Act, as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

     Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

Board of Directors
TD Banknorth Inc.
June 1, 2005

     We hereby consent to the filling of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading “Legal Opinion” in the Prospectuses constituting a part thereof.

Very truly yours,

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:	/s/ Gerard L. Hawkins

Gerard L. Hawkins, a Partner